                                                                    Exhibit 11.1

                           TELCOM SEMICONDUCTOR, INC.

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                     (In thousands, except per share data)

                                         Three Months Ended                   Six Months Ended
                                       ------------------------          --------------------------
                                       June 30,         June 30,         June 30,           June 30,
                                        1996             1995             1996               1995
                                       -------          -------          -------            -------
Weighted average number of              15,594            3,392           15,548              3,401
 common shares outstanding (1)
Mandatory redeemable                         0            9,562                0              9,562
 convertible preferred stock (1) (2)
Dilutive effect of stock                 1,090            1,722            1,119              1,723
 options (1) (3)
Dilutive effect of warrants (3)            233              234              233                234
                                       -------          -------          -------            -------
Number of shares used to
 compute per share data                 16,917           14,910           16,900             14,920
                                       =======          =======          =======            =======
Net income                             $   355          $   807          $   726            $ 1,325
                                       =======          =======          =======            =======
Net income per share                   $  0.02          $  0.05          $  0.04            $  0.09
                                       =======          =======          =======            =======

(1) Pursuant to Securities and Exchange Commission Staff Accounting Bulletins, common and common equivalent share and options issued by the Company during the twelve month period prior to the initial public offering of the Company's common stock (the "Offering") have been included as if they were outstanding for all periods presented.

(2) For shares issued more than one year prior to the Offering, computed using the if-converted method assuming conversion at the beginning of the earliest period presented, or at the time of issuance, if later.

(3) For options and warrants issued more than one year prior to the Offering, computed using the treasury stock method.

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